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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ==============

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


       Date of report (date of earliest event reported): December 5, 1997

                            ARV ASSISTED LIVING, INC.
               (Exact name of Registrant as specified in charter)


           CALIFORNIA                                         33-0160968
(State or other jurisdiction of         000-26980           (I.R.S. Employer
         incorporation)         (Commission File Number)  Identification Number)


        245 FISCHER AVENUE                                            92626
             SUITE D-1                                              (Zip Code)
       COSTA MESA, CALIFORNIA
(Address of principal executive offices)



       Registrant's telephone number, including area code: (714) 751-7400


                                      None
          (Former name or former address, if changed since last report)


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        ITEM 5: OTHER EVENTS

        On December 5, 1997, the Board of Directors of ARV Assisted Living, Inc. (the "Company") approved the appointment of (i) Howard G. Phanstiel as Chairman of the Board of Directors and Chief Executive Officer and as a Director and (ii) Lawrence B. Murphy as President and Chief Operating Officer. In connection with these appointments, John J. Rydzewski and John A. Booty, who were serving as interim Chairman of the Board and interim President and Chief Executive Officer, respectively, have resigned from such positions. Mr. Booty and Mr. Rydzewski will continue to serve as non-employee directors of the Company. In order to make a Board seat available for Mr. Phanstiel, James M. Peters has resigned as a Director.

        The Board also approved the rescheduling of the Company's Annual Meeting of Shareholders to January 28, 1998 and a new record date with respect to the Annual Meeting of December 18, 1997. At the Annual Meeting, the Company's shareholders will vote on, among other things, a proposal to expand the Board of Directors from nine to ten members and the election of Mr. Murphy as a Director.

        In addition, the Board approved the optional redemption of the $60 million principal amount of 6.75% Convertible Subordinated Notes due 2007 (the "Notes") held by Prometheus Assisted Living LLC, an affiliate of Lazard Freres Real Estate Investors LLC. Per the terms of the Notes, the redemption was made in common stock of the Company. Including the 23.214% optional redemption premium and accrued interest to date, the issuance amounted to 4.3 million shares at $17.25 per share. As a result, Prometheus currently owns approximately 6.2 million common shares of the Company, representing a 39.1% ownership stake in the Company.

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        ITEM 7: FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
                AND EXHIBITS.

                (a)  Exhibits

        NUMBER       EXHIBIT
        ------       -------

         99.1 Press Release dated December 8, 1997 relating to the appointments of Howard G. Phanstiel as Chairman of the Board and Chief Executive Officer and Lawrence B. Murphy as President and Chief Operating Officer, the rescheduling of the Annual Meeting date and record date, and the optional redemption.



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                               SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:  December 11, 1997              ARV ASSISTED LIVING, INC.


                                      By: /s/ SHEILA M. MULDOON
                                         --------------------------------------
                                                   Sheila M. Muldoon
                                          Vice President and General Counsel

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